Exhibit (a)(1)(iv)

LETTER TO CLIENTS

MERCER INTERNATIONAL INC.

OFFER TO EXCHANGE
UP TO $23,625,000 AGGREGATE PRINCIPAL AMOUNT OF
8.5% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2010
(CUSIP NOS. U58839AA6, 588056AG6 and 588056AF8)

Pursuant to the Offering Circular dated December 18, 2009
(as amended or supplemented from time to time, the “Offering Circular”)

The Exchange Offer (as defined in the Offering Circular) will expire at 5:00 p.m., New York City time, on January 21, 2010, unless extended or earlier terminated by Mercer International Inc. (“Mercer”) (such date and time, as may be extended by Mercer, the “Expiration Date”). In order to be eligible to participate in the Exchange Offer holders of Mercer’s 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”) must tender and not withdraw their Old Notes before 5:00 p.m., New York City time on the Expiration Date, unless extended. Tenders may not be withdrawn after 5:00 p.m., New York City time on the Expiration Date.

Old Notes tendered in the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as it may be extended or earlier terminated).

To Our Clients:

We are enclosing herewith the documents listed below relating to the Exchange Offer by Mercer to exchange up to $23,625,000 aggregate principal amount of Old Notes for Mercer’s new 8.5% Convertible Senior Subordinated Notes due 2012 (the “New Notes”), upon the terms and subject to the conditions set forth in the Offering Circular and the accompanying Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”). If more than $23,625,000 aggregate principal amount of Old Notes are tendered, Mercer will accept tender from each tendering holder of Old Notes on a pro rata basis.

Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

Under the terms of this Exchange Offer, each $1,000 principal amount of Old Notes validly tendered and accepted for exchange will be exchanged for an amount of New Notes equal to $1,000 principal amount plus accrued and unpaid interest on the $1,000 principal amount of Old Notes to and including December 9, 2009, which amount is approximately $12.75 (the “Accrued and Unpaid Interest”). The Accrued and Unpaid Interest will be rounded up to the nearest whole dollar. The New Notes issued in the Exchange Offer will accrue interest from December 10, 2009.

Only Old Notes validly tendered and not properly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange.

For your information, enclosed herewith are copies of the following documents:

1. Offering Circular; and

2. Letter of Transmittal (together with accompanying Substitute Form W-9 and related Guidelines).

The Exchange Offer is subject to certain conditions. See the section of the Offering Circular entitled “Terms of the Exchange Offer — Conditions of the Exchange Offer”.

Mercer will not pay any fee, commission or expense to any broker or dealer or to any other persons (other than to the Exchange Agent and the Information Agent) in connection with the solicitation of tenders of the Old Notes pursuant to the Exchange Offer. Mercer will not pay or cause to be paid any transfer taxes payable on the transfer of the Old Notes to Mercer, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

We are the holder of your Old Notes through our account with The Depository Trust Company (“DTC”). A tender of Old Notes can be made only by us as a DTC participant and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Old Notes held by us through our DTC account pursuant to the terms and conditions set forth in the Offering Circular and the Letter of Transmittal.

We urge you to read the Offering Circular, including the documents incorporated by reference therein, and the Letter of Transmittal carefully before instructing us to tender your Old Notes. You may use the attached form to give your instructions.

PLEASE RETURN YOUR INSTRUCTIONS TO US IN THE ENCLOSED ENVELOPE OR CONTACT YOUR REPRESENTATIVE WITH INSTRUCTIONS TO PERMIT US TO TENDER YOUR OLD NOTES PRIOR TO THE EXPIRATION DATE.

INSTRUCTIONS TO THE DEPOSITORY TRUST COMPANY PARTICIPANT

To The Depository Trust Company Participant:

The undersigned hereby acknowledges receipt of the Offering Circular, dated December 18, 2009 (the “Offering Circular”), of Mercer International Inc. (“Mercer”), a Washington corporation, and the accompanying Letter of Transmittal (the “Letter of Transmittal”), which together set forth the terms and conditions of Mercer’s offer to exchange (the “Exchange Offer”) up to $23,625,000 aggregate principal amount of its outstanding 8.5% Convertible Senior Subordinated Notes due 2010 (the “Old Notes”) for Mercer’s new 8.5% Convertible Senior Subordinated Notes due 2012 (the “New Notes”), upon the terms and subject to the conditions set forth in the Offering Circular and in the Letter of Transmittal. If more than $23,625,000 aggregate principal amount of Old Notes are tendered, Mercer will accept tender from each tendering holder of Old Notes on a pro rata basis.

Certain terms used but not defined herein have the meanings ascribed to them in the Offering Circular.

This will instruct you as to the action to be taken by you, for the account of the undersigned, relating to the Exchange Offer.

The aggregate principal amount of Old Notes held by you through your account with The Depository Trust Company (“DTC “) for the account of the undersigned is (fill in amount): $                       aggregate principal amount of Old Notes.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	To tender the following aggregate principal amount of Old Notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Circular and the Letter of Transmittal (insert aggregate principal amount of Old Notes to be tendered, if any): $ aggregate principal amount of Old Notes.*

The aggregate principal amount of Old Notes beneficially owned by the undersigned that are held by participants other than you, which the undersigned is tendering for exchange (insert aggregate principal amount of Old Notes): $                       aggregate principal amount of Old Notes

☐  Not to tender any aggregate principal amount of Old Notes held by you for the account of the undersigned.

*	Unless otherwise indicated, the entire amount of Old Notes indicated above as held by the participant for the account of the undersigned will be tendered in $1,000 integral multiples.

Name(s) of beneficial owner(s):

Signature(s)

Name(s):
(Please Print)

Address(es):

Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

Date:

SIGN HERE:

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